Exhibit (c)(3)

Lazard DISCUSSION MATERIALS 18 JANUARY 2013 CONFIDENTIAL Sauer Danfoss WORKING DRAFT

Lazard Sauer Danfoss.Introduction 1 CONFIDENTIAL .Work completed to date: .12/21/12: Lazard diligence request list sent to Management .Requested diligence included 2012 results, financial forecast (5 years) and key assumptions (including on growth and margins), and recent documents (e.g., Board presentations) .12/22/12: Lazard call with Management to discuss diligence list and process .12/27/12: Board materials provided to Lazard – November 28 meeting materials, October 2012 Financial Review meeting materials .1/11/13: Management financial forecast provided to Lazard, including preliminary 2012 results .1/13/13: Lazard call with Management to review forecast and discuss other diligence questions .As follow-up to call, Lazard requested historical contribution margin by region (provided 1/15 – 1/16) and copies of third party research reports used as basis for projected market growth assumptions .Objectives for today's call: .Review Management forecast and key assumptions .Benchmark projected performance against projected performance of key customers and competitors .Discuss potential risks in achieving Management forecast

SAUER DANFOSS
CONFIDENTIAL

Management Forecast: Summary of Key Drivers/Assumptions

SALES	■ Market demand in 2013 flat vs. 2012; ~2% growth from market share gains
	■ Total sales growth from 2014 to 2017 (CAGR of 8%) driven by
	  ▪ 4.5% market growth in developed countries
	  ▪ 7.2% market growth in BRIC countries
	  ▪ 2.5% from market share gains annually

CONTRIBUTION MARGIN	■ Constant contribution margin over forecast period ■ Margin pressure from pricing and cost inflation offset entirely by procurement savings and productivity improvements
EBIT MARGIN	■ R&D expenses return to 4% of sales ■ Fixed costs, S&M, and G&A grow at 85% of sales growth ■ Target EBIT margin of 16% – 17%, in line with 2010 – 2012
CAPEX	■ CapEx projected at 3.5% of sales to maintain PP&E and fund BRIC expansion ▪ Increase from ~2.5% in 2011 and 2012 ■ Expect to increase PP&E turns through outsourcing of machining operations
NWC	■ Currently at ~14% of sales ■ Projected to be ~13.5% of sales for forecast period

- 2013 forecast as per Budget presented to Board in November
- 2014 – 2016 forecast based on strategic plan developed in June 2012 and updated in January 2013 to reflect deterioration in sales in second half of 2012
- 2017 represents high level extrapolation

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Lazard Sauer Danfoss.Management Forecast: Key Items ($ in millions) Source: Management forecast as of 1/11/13. Note: EBITDA adjusted to exclude one-time charges. 3 CONFIDENTIAL ‘13 - ‘17 2010A 2011A 2012E 2013E 2014E 2015E 2016E 2017E CAGR Sales $1,641 $2,058 $1,916 $1,957 $2,081 $2,254 $2,436 $2,629 7.7% % growth 41.5% 25.4% (6.9%) 2.1% 6.4% 8.3% 8.1% 7.9% EBITDA 358 458 400 394 421 460 495 527 7.5% % margin 21.8% 22.3% 20.9% 20.1% 20.2% 20.4% 20.3% 20.0% CapEx 26 52 49 70 72 80 86 92 7.1% % margin 1.6% 2.5% 2.6% 3.6% 3.5% 3.5% 3.5% 3.5% Net Working Capital 237 256 222 261 278 307 325 351 % margin 14.5% 12.4% 11.6% 13.3% 13.4% 13.6% 13.3% 13.4%

Lazard Sauer Danfoss.Management Forecast: Sales by Geographic Region ($ in millions) 4 CONFIDENTIAL Source: Management forecast as of 1/11/13. OBSERVATIONS 1 1 2 2 .Developed market sales grow significantly in excess of GDP .China sales grow at ~double market growth 1 2 Lazard Sauer Danfoss ‘13 - ‘17 Region 2011A 2012E 2013E 2014E 2015E 2016E 2017E CAGR Americas $892 $955 $981 $1,037 $1,115 $1,198 $1,283 6.9% 1 % growth 7.1% 2.7% 5.7% 7.5% 7.4% 7.1% APAC 161 167 160 168 180 192 204 6.3% % growth 3.7% (4.2%) 5.0% 7.1% 6.7% 6.3% Europe 801 664 651 685 735 786 842 6.6% 1 % growth (17.1%) (2.0%) 5.2% 7.3% 6.9% 7.1% China 203 130 165 191 225 261 299 16.0% 2 % growth (36.0%) 26.9% 15.8% 17.8% 16.0% 14.6% Total Sales $2,058 $1,916 $1,957 $2,081 $2,254 $2,436 $2,629 7.7% % growth (6.9%) 2.1% 6.3% 8.3% 8.1% 7.9% ‘13 - ‘17 Estimated Growth Rates and Factors 2014E 2015E 2016E 2017E CAGR Europe (incl. India, CIS) 3.0% 5.0% 5.0% 5.2% 4.7% Americas 3.1% 5.2% 5.2% 5.0% 4.8% 2 China 5.2% 8.0% 8.0% 8.0% 8.4% Other APAC 3.0% 5.0% 5.0% 5.0% 4.6% Market 3.3% 5.4% 5.4% 5.4% 5.1% Win / Loss and New Products 3.1% 2.9% 2.7% 2.5% Price Development / Mix 0.0% 0.0% 0.0% 0.0% Total 6.4% 8.3% 8.1% 7.9% 7.7%

Contribution Margin by Geographic Region: 2010 2012 ($ in millions) 2010A 2011A 2012E Americas 39.7% 39.6% 39.7% APAC 39.1% 41.4% 42.0% Europe 47.3% 45.1% 48.0% China 51.3% 49.9% 48.0% Total 43.8% 42.9% 43.3% Memo: China Sales -- $203 $130 OBSERVATIONS Contribution margin in China decreased by ~300 basis points from 2010 to 2012

Management Forecast: Sales Growth and EBITDA Margin in Context 2012E 2014E SALES CAGR 2013E EBITDA MARGIN % CAGR % margin 2014 2017 Sales CAGR 8% 8% from Management Forecast 35% 30% 6% 6% 28% 6% 6% 6% 5% 5% 20% 21% 4% 18% 18% 4% Median: 4% 18% 4% 17% 15% 3% 14% Median: 14% 14% 11% 3% 2% 11% 10% 10% 2% 8% 7% 2% (a) Caterpillar Oshkosh 7% 0% 0% (a) (b) (c) (c) (b) (a) (a) Deere Terex Toro Eaton Parker CNH Eaton Deere Parker Toro CNH Terex Palfinger AGCO Manitou (1%) Palfinger AGCO Oshkosh Manitou (2%) Sun Hydraulics Mid-Cap Indu. Sun Hydraulics Sauer-Danfoss Mid-Cap Indu. Caterpillar (10%) Sauer Danfoss ('14E - '17E) Sauer Danfoss ('12E - '14E) (10%) Selected Customers Hydraulics Mid-Cap Industrials Source: Management forecast as of 1/11/13, FactSet. Note: Calendarized to December 31 year end. (a) Excludes financing business. (b) Mid-Cap Industrials include Actuant, A.O. Smith, Astec, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Rexnord. (c) For hydraulics business only.

Competitor Benchmark: Eaton Hydraulics Historical Organic Sales Growth 30% 30% 20% 20% 2002 2008 CAGR: 3.7% 10% 8% 6% 4% 3% 3% 2% 0% 2009 2012E 0.0% 2002 2003 2004 2005 2006 2007 2008 2010 2011 (1%) (35%) (32%) (a) EBITDA (b) 11.3% 12.2% 13.8% 13.4% 12.9% 13.7% 13.6% 6.4% 15.0% 17.4% 15.9% Margin Source: Company filings, Wall Street research. (a) Excludes corporate expenses. (b) Assumes flat depreciation from 2011.

SAUER DANFOSS
CONFIDENTIAL

Management Forecast: Key Risks Identified

DEVELOPED MARKET GROWTH	■ Forecast represents constant growth, despite inherent cyclicality of end-markets
	■ Hydraulics market expected to grow in excess of GDP on sustained basis from 2014+
	  ■ 2013 market expected to be flat vs. 2012
	■ Sauer Danfoss expected to grow in excess of hydraulics market on sustained basis (2.5% growth from market share gains annually)
	  ■ Market share gains to come from displacing traditional competitors (e.g., Parker, Eaton, Bosch)
	  ■ Growth in Europe from streamlining of sales network to focus on larger customers and leveraging distributors for smaller accounts

CHINA GROWTH	■ Sauer Danfoss expected to grow in China at substantially higher rate than hydraulics market overall
	  ■ 18.2% Sauer Danfoss CAGR ('12-'17) vs. ~8% expected Chinese hydraulics market growth rate
	■ Share gains to come from expansion into lower-priced midmarket
	  ■ Requires localization of products, reduced engineering content to lower price points
	■ Expect to displace both traditional competitors (e.g., Bosch) and local Chinese competitors

MARGINS	■ Sauer Danfoss expected to gain market share every year without any impact on margins
	■ Margin loss from pricing pressure or cost inflation assumed to be offset entirely by procurement savings and productivity improvements
	  ■ ~2.5% savings in direct spend achieved in 2012
	  ■ Targeting 3% savings annually in direct spend going forward in every year of the forecast
	■ High margins in China expected to persist despite continuing maturation of market, expansion into lower priced midmarket segment
	  ■ China margins currently highest of any geography

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